LCI INDUSTRIES LCI Industries Second Quarter 2019 Earnings Conference Call August 6, 2019 1

LCI INDUSTRIES Forward-Looking Statements and Non-GAAP Financial Measures 2

Second Quarter 2019 Highlights  Increased content per vehicle in a challenging RV OEM environment  Year-over-year and sequential margin improvement  Delivered strong growth in Aftermarket Segment and International markets  Demonstrated continued traction of diversification strategy

LCI INDUSTRIES RV OEM • Challenging year-over-year comparisons impacted RV OEM revenue • RV OEM revenues down 14% YoY • LCI achieved operating margin gains through operational and labor efficiencies, offsetting the decrease in RV OEM revenue • Growing content per vehicle • Content per towable RV: $3,486, +2.2% YoY • Content per motorhome: $2,468, +1.2% YoY • RV industry is in late stages of correction • RV inventories are seeing significant reductions • Over 40,000 units were removed from the RV OEM pipeline in the second quarter • Over 30,000 units expected in the third quarter 4

LCI INDUSTRIES Expanding Markets Aftermarket Adjacent Markets International • Consistent growth expected as increasing • Expanding into residential, marine, cargo, • Capitalizing on global opportunities number of RVs on the road will require equestrian trailers, bus, and commercial • Announced the acquisition of U.K.’s service and replacement parts vehicles Lewmar Marine and acquired Italy’s Lavet, • Investing in growing call centers, • Building on RV knowledge and innovation base an Italian window blind systems warehouses, technical training facilities, and modifying offerings to meet demands of manufacturer and training call center teams new markets • Continue to build momentum internationally while remaining focused on large scale 5 innovation

LCI INDUSTRIES Second Quarter 2019 Innovation Highlights Innovation: a critical part of our strategy • Integral part of our customers’ R&D teams • OneControl technology is expanding and improving its capabilities to develop new efficiencies • Poised to become one of the biggest brands in the electric stabilizer market • New product and innovation development underway at LCI’s 19 R&D centers 6

LCI INDUSTRIES Growth Strategy Accelerating Track Record with M&A • Announced the acquisition of Lewmar and Lavet, further expanding our reach into international markets • Target acquisitions that are immediately accretive, with great leadership teams that bolt-on to existing product lines or expand LCI into new products with existing customers or markets • Maintaining a robust pipeline of M&A targets, split evenly amount international, aftermarket, and adjacent OEM markets. Capitalizing on Ability to Win Market Share • Establish market leadership in adjacent markets, Europe, and the Aftermarket Segment through enhanced engineering and innovation Continued Focus on Stated Capital Allocation Goals • Investment in the business • Reduce leverage 7 • Return capital to shareholders • Execute strategic acquisitions

LCI INDUSTRIES Financial Performance Consolidated Net Sales Operating Margin (in thousands) $684,455 $629,068 9.4% 10.4% Second Quarter 2018 Second Quarter 2019 Second Quarter 2018 Second Quarter 2019 Consolidated Net Sales by Market (14%) Flat +12% +21% RV OEM ADJACENT OEM AFTERMARKET INTERNATIONAL SEGMENT MARKETS 8

LCI INDUSTRIES Cash Flow Six Months Ended June 30, 2019 ($ in millions) Financial Performance Capital Expenditures $35.8 Dividends $31.3 Debt / EBITDA 1.0x(1) Cash from Operating Activities $180.1 9

LCI INDUSTRIES LCI INDUSTRIES Q&A 10